Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the use of the name Netherland, Sewell & Associates, Inc., the references to our report of Black Stone Minerals, L.P.’s proved oil and natural gas reserves estimates and future net revenue as of December 31, 2016, and the inclusion of our corresponding report letter, dated January 23, 2017, in the 2016 Annual Report on Form 10-K (the “Annual Report”) of Black Stone Minerals, L.P. We hereby also consent to the incorporation by reference of such report and the information contained therein in the Registration Statement on Form S-8 (File No. 333-203909), Form S-3 (No. 333-211426), and Form S-3 (No. 333-215857) of Black Stone Minerals, L.P.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Henson, Jr., P.E.
J. Carter Henson, Jr., P.E.
Senior Vice President
Houston, Texas
March 1, 2017